SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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ANGELICA CORPORATION

(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS, L.L.C. WARREN LICHTENSTEIN JAMES HENDERSON JOHN QUICKE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies in favor of certain proposals to amend the Restated Articles of Incorporation of Angelica Corporation (the “Company”) and for the election of its two director nominees at the Company’s annual meeting of shareholders (the “Annual Meeting”). Steel has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On February 3, 2006, Steel issued the following press release.

FOR IMMEDIATE RELEASE

STEEL PARTNERS PROPOSES CORPORATE GOVERNANCE REFORMS

SUBMITS NOMINATION TO ELECT TWO DIRECTORS

New York, NY, February 3, 2006 – Steel Partners II, L.P. (“Steel”) today sent a letter to the Director and Chairman of the Special Independent Committee of Angelica Corporation (“Angelica”) (NYSE: AGL) responding to inaccuracies in a letter received by Steel from Angelica. Steel also delivered two letters to Angelica, one submitting numerous corporate governance proposals for consideration by Angelica’s shareholders at the 2006 Annual Meeting and one nominating two directors for election to Angelica’s board of directors at the 2006 Annual Meeting.

The corporate governance proposals submitted by Steel are to address a number of provisions in Angelica’s Articles of Incorporation, which, in Steel’s opinion, as presently in existence, serve to disenfranchise shareholders. These proposals include amendments to the Articles to destagger the board of directors, to permit the removal of directors by shareholders by majority vote as well as to permit shareholders to fill board vacancies as a result of such removal, to permit shareholders to amend Angelica’s By-laws, to permit holders of 15% of the outstanding shares to call a special meeting, and to limit the size of the Board of Directors to no more than eight.

The text of the letter from Steel Partners to the Director and Chairman of the Special Independent Committee of Angelica follows:

STEEL PARTNERS II, L.P.

590 Madison Avenue, 32nd Floor

New York, New York 10022

February 3, 2006

VIA FACSIMILE AND OVERNIGHT COURIER

Ronald J. Kruszewski, Director and Chairman

Special Independent Committee

Angelica Corporation

424 South Woods Mill Road

Chesterfield, Missouri 63017-3406

Dear Mr. Kruszewski:

We were disappointed, and in fact a little surprised, to not only receive your recent letter, but to read the letter in a press release issued by Angelica Corporation (“Angelica”). We assume that the public release of your letter sends the Board’s true message, that the Board is interested in pursuing a public letter writing campaign rather than seeking to constructively address valid shareholder concerns. While it is true that Angelica did conditionally offer Steel Partners II, L.P. (“Steel Partners”) two board seats, that offer was subject to a number of conditions, including increasing the size of the board to ten and requiring Steel Partners to agree to a standstill. First, we don’t understand why Angelica would require an enormous Board of ten directors, and second, why a director would agree to anything other than to act in the best interests of shareholders. To that end, we would be curious to know if any of the other eight directors have standstill agreements with Angelica. We also did not take kindly to your threat to stack the Board with additional directors and to enact changes to Angelica’s By-laws to make it more difficult for a shareholder to seek Board representation. Your implication to me that the January 17, 2006 amendment by the Board to Angelica’s By-laws is the first step in this plan, which allows a director appointed by the Board, not the shareholders, to no longer have to stand for election at the next annual meeting, is deeply troubling.

We were further disappointed by the Board’s failure to consider Steel Partners’ request that the Board agree to give shareholders the opportunity at the up-coming annual meeting to vote on a number of corporate governance proposals, to address concerns which we believe effectively serve to disenfranchise shareholders. In light of the Board’s refusal to permit its shareholders the honest opportunity to exercise their rights as the true owners of Angelica, Steel Partners could not agree in good conscience to Angelica’s proposal. In addition, we note that while your letter purports to present the Angelica Board of Directors as fair and even handed, we believe that instead it is incomplete and omits several key points.

Accordingly, to be complete, and for the record, we note the following:

(i)

Steel Partners has grave concerns about the existing Board’s attitude towards crucial corporate governance matters, as well as the Board’s willingness to truly act in the best interests of shareholders.

(ii)	Angelica’s board is acting to preserve a systematic disenfranchisement of shareholders, including a number of provisions which serve the primary purpose of entrenching the board, including:

•	Angelica has a staggered board, which limits the shareholders’ opportunity to vote on a director to once every three years, further serving to entrench directors;

•	Angelica has a poison pill, which discourages interests in Angelica’s shares and potentially serves as a deterrent to higher stock prices;

•

Calling a special meeting of shareholders has a prohibitively high requirement of 50%, and shareholders are effectively precluded from acting by written consent, further insulating the Board from the shareholders;

Although your letter states that you wish to provide a forum for sharing ideas, suggestions and strategies for improving performance at Angelica, we believe the precondition for addressing these matters is having a Board that is responsive and accountable to shareholders. The Angelica Board has clearly spoken and indicated its unwillingness to apply the recommended principles of corporate governance to itself – and instead seems to be willing to fight to maintain a failed status quo to entrench themselves at the expense of shareholders.

Steel Partners believes that it is imperative that a Board be continually and completely accountable to its shareholders. To that end, Steel Partners has simultaneously submitted a nomination of directors for election at the next annual meeting. These nominees, if elected, would serve on the Board without condition, with a true mandate to act in the best interests of shareholders. Steel Partners has also submitted proposals to address numerous corporate governance inadequacies at Angelica, including to destagger the board of directors, to permit the removal of directors by shareholders as well as to permit shareholders to fill Board vacancies as a result of such removal, to permit shareholders to amend Angelica’s By-laws, to permit holders of 15% of the outstanding shares to call a special meeting, and to limit the size of the Board of Directors to no more than eight.

We call on the Board of Directors to reconsider its position and not to pursue a costly fight against Angelica’s shareholders paid for with our money. We hope to hear from you and would welcome the opportunity to constructively address these matters.

Very truly yours,

STEEL PARTNERS II, L.P.

By:	Steel Partners, L.L.C.,
General Partner

By:	/s/ Warren G. Lichtenstein
Name: Warren G. Lichtenstein
Title: Managing Member

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Steel Partners II, L.P. (“Steel”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees at the 2006 annual meeting of shareholders of Angelica Corporation, a Missouri corporation (the “Company”).

STEEL ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW & CO., INC., AT: (203) 658-9400.

The participants in the proxy solicitation are Steel, Steel Partners, L.L.C., Warren G. Lichtenstein, James Henderson and John Quicke (together, the “Participants”).

Information regarding the Participants and their direct or indirect interests will be available in their Schedule 13D that will be jointly filed with the SEC on February 3, 2006.

Contact:	Morrow & Co., Inc.
Mike Verrechia (203) 658-9400